As filed with the Securities and Exchange Commission on December 8, 2021

Registration No. 333-253271

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-253271

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLUMBIA PROPERTY TRUST, INC.

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P.

(Exact name of registrant as specified in its charter)

Maryland (Columbia Property Trust, Inc.) Delaware (Columbia Property Trust Operating Partnership, L.P.)	20-0068852 20-0068907
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employee Identification Number)

Columbia Property Trust, Inc.

315 Park Avenue South,

Suite 500

New York, New York 10010

(212) 687-0800

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

James A. Fleming

Executive Vice President and Chief Financial Officer

Columbia Property Trust, Inc.

315 Park Avenue South,

Suite 500

New York, New York 10010

(212) 687-0800

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment to Form S-3 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such a date as the Commission, acting pursuant to Section 8(c), may determine.

EXPLANATORY NOTE

On December 8, 2021, pursuant to the Agreement and Plan of Merger, dated as of September 7, 2021 (the “Merger Agreement”), by and among Columbia Property Trust, Inc., a Maryland corporation (the “Company”), Columbia Property Trust Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), Panther Merger Parent, Inc., a Delaware corporation (“Parent”), and Panther Merger Sub, LLC, a Delaware liability company (“Merger Sub”), the Merger Sub merged with and into Operating Partnership (the “Partnership Merger”) with Operating Partnership remaining as the surviving entity, and immediately following the Partnership Merger, Parent merged with and into the Company with the Company remaining as the surviving entity (the “Merger” and, together with the Partnership Merger, the “Mergers”).

As a result of the Mergers, each registrant has terminated all offerings of its securities pursuant to its existing registration statements. Accordingly, each registrant is filing this post-effective amendment to deregister any and all securities that remain unsold under the Registration Statement on Form S-3 (File No. 333-253271), which was filed with the Securities and Exchange Commission on February 18, 2021 and registered the sale of an indeterminate number or amount of (i) shares of common stock of the Company, par value $0.01 per share; (ii) shares of preferred stock of the Company, par value $0.01 per share; (iii) debt securities of the Operating Partnership; (iv) debt securities of the Company; (v) guarantees of debt securities of the Operating Partnership by the Company, (vi) warrants of the Company; and (vii) depository shares of the Company (the “Registration Statement”).

Each registrant, by filing this post-effective amendment, hereby terminates the effectiveness of the Registration Statement. This post-effective amendment is being filed in accordance with an undertaking made by each registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 8, 2021.

COLUMBIA PROPERTY TRUST, INC.

By:	/s/ E. Nelson Mills
	Name:	E. Nelson Mills
	Title:	President and Chief Executive Officer

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P.

By:	Columbia Property Trust, Inc., its General Partner

By:	/s/ E. Nelson Mills
	Name:	E. Nelson Mills
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.